Exhibit 23.1

MOORE & ASSOCIATES, CHARTERED
      ACCOUNTANTS AND ADVISORS
        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form S-1 of Swinging Pig Productions, Inc. (A Development Stage Company), of our report dated March 26, 2008 on our audit of the financial statements of Swinging Pig Productions, Inc. (A Development Stage Company) as of December 31, 2007 and 2006, and the related statements of operations, stockholders’ equity and cash flows for the years then ended and from inception on June 25, 2004 through December 31, 2007, and the reference to us under the caption “Experts.”

/s/ Moore & Associates Chartered
Moore & Associates Chartered Las Vegas, Nevada May 7, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501